EXHIBIT 99.2
                                                                  EXECUTION COPY


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                                VOTING AGREEMENT

                                      Among

                                 SHAREHOLDERS OF

         MEDPLUS, INC. whose names appear on the signature pages hereof

                                       and

                         QUEST DIAGNOSTICS INCORPORATED

                           Dated as of April 25, 2001


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         VOTING AGREEMENT, dated as of April 25, 2001 (this "Agreement"), among the Shareholders of MEDPLUS, INC., an Ohio corporation (the "Company"), whose names appear on the signature pages hereof (each, a "Shareholder" and, collectively, the "Shareholders"), and QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation ("Parent").

         WHEREAS, simultaneously with the execution of this Agreement, the Company, Parent and Q-M Merger Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Parent ("Merger Sub") are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), with the Company, which provides, among other things, that the Merger Sub will merge with and into the Company (the "Merger") and each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time, other than (x) Dissenting Shares and
(y) shares cancelled as provided in Section 3.03(b) of the Merger Agreement, shall be converted into the right to receive $2.00 per share in cash, payable, without interest, to the Shareholder upon surrender, in the manner provided in the Merger Agreement, of the Certificate that formerly evidenced the Company Common Stock or Company Preferred Stock, as the case may be.

         WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of the number of shares of common stock, no par value, of the Company ("Company Common Stock"), and the number of shares of Series A convertible preferred stock of the Company ("Company Preferred Stock"), set forth opposite such Shareholder's name in Attachment I hereto (all such Company Common Stock and Company Preferred Stock and any shares of Company Common Stock or Company Preferred Stock that may be acquired after the date hereof by the Shareholders and prior to the termination of this Agreement, whether upon the exercise or conversion of options, warrants, convertible securities or otherwise, being referred to herein as the "Owned Shares"); and

         WHEREAS, as an inducement and a condition to entering into the Merger Agreement and incurring the obligations set forth therein, Parent and Merger Sub have requested that each Shareholder agree, and each Shareholder hereby agrees, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                VOTING AGREEMENT

         SECTION 1.01. Voting Agreement. Each Shareholder hereby agrees that in any corporate action of the Company's shareholders taken at any meeting of the Company's shareholders or by written consent in lieu of a meeting of the Company's shareholders in





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accordance with the General Corporation Law of Ohio (the "Ohio Law"), such
Shareholder will vote, or cause to be voted, all of such Shareholder's Owned Shares, entitled to vote at such meeting, or, with respect to actions by written consent in lieu of a meeting, will express (and execute and deliver any necessary document or instrument with respect thereto) consent or dissent (as applicable) with respect to all of such Shareholder's Owned Shares: (i) in favor of the adoption of the Merger Agreement and otherwise in such manner as may be necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement, (ii) except as otherwise agreed to in writing in advance by Parent, against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company contained in the Merger Agreement (whether or not theretofore terminated) or of the Shareholder contained in this Agreement, and
(iii) against any action, proposal, agreement or transaction (other than the Merger Agreement) that could result in any of the conditions to the Company's obligations under the Merger Agreement (whether or not theretofore terminated) not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger Agreement (whether or not theretofore terminated), the Merger or this Agreement, including, but not limited to (A) any Acquisition Proposal, (B) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries, (C) a sale or transfer of assets or capital stock of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries, (D) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Parent,
(E) any material change in the present capitalization or dividend policy of the Company, or (F) any other material change in the Company's corporate structure or business.


         SECTION 1.02. Irrevocable Proxy. Each Shareholder hereby irrevocably grants to and appoints Parent, and each of its officers, as such Shareholder's proxy and attorney-in-fact pursuant to and in accordance with the requisite provisions of the Ohio Law, with full power of substitution to vote all of such Shareholder's Owned Shares at any meeting of the Company's shareholders (whether annual or special and whether or not an adjourned or postponed meeting) or with respect to any action by written consent in lieu of a meeting of the Company's shareholders by executing the written consent (or any other documents or instrument related thereto) with respect to all Owned Shares of such Shareholder and delivering the same to the Company in the manner required by the requisite provisions of the Ohio Law, on the matters and in the manner specified in
Section 1.01 (the "Irrevocable Proxy"). THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND ARE COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A SHAREHOLDER MAY TRANSFER ANY OF SUCH SHAREHOLDER'S OWNED SHARES IN BREACH OF THIS AGREEMENT. Each Shareholder hereby revokes all other proxies and powers of attorney with respect to the Owned Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any Shareholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Shareholder, and the termination of the Irrevocable Proxy and any obligation of each Shareholder under this Agreement shall be binding


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upon the heirs, personal representatives, successors and assigns of such
Shareholder. Each Shareholder represents that any proxies heretofore given in respect of the Owned Shares are not irrevocable, and that any such proxies are hereby revoked. Each Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon each Shareholder's execution and delivery of this Agreement. Each Shareholder hereby affirms that the Irrevocable Proxy set forth in this Section 1.02 is given in connection with the execution of the Merger Agreement, and that such Irrevocable Proxy is given to secure the performance of the duties of such Shareholder under this Agreement and in connection with the Merger Agreement. Each Shareholder hereby ratifies and confirms all that the Irrevocable Proxy may lawfully do or cause to be done by virtue hereof.

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         The Shareholders hereby represent and warrant to Parent as follows:

         SECTION 2.01. Corporate Organization. Each Shareholder that is a corporation, limited liability company, partnership or trust is duly incorporated, organized or formed (as the case may be), validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

         SECTION 2.02. Authority Relative to this Agreement. Each Shareholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and to perform such Shareholder's obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Shareholder that is a corporation, limited liability company, partnership or trust and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other requisite action, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

         SECTION 2.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not, (i) if applicable, conflict with or violate the Certificate of Incorporation or By-laws or other organizational documents of such Shareholder, (ii) conflict with or violate any Law applicable to such Shareholder or by which any property or asset of such Shareholder is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the


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creation of any Encumbrance on any property or asset of such Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the transactions contemplated hereby or otherwise prevent such Shareholder from performing its, his or her obligations under this Agreement.

         (b) The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated hereby, or otherwise prevent such Shareholder from performing its, his or her obligations under this Agreement.

         SECTION 2.04. Title to the Owned Shares. As of the date hereof, such Shareholder is the record or beneficial owner of the number of shares of Company Common Stock and Company Preferred Stock set forth opposite such Shareholder's name (or, if applicable, other record holder's name) in Attachment I hereto and such shares are all the securities of the Company that are owned, either of record or beneficially, by such Shareholder and are validly issued, fully paid and nonassessable, and owned by such Shareholder free and clear of all Encumbrances, other than any Encumbrances created by this Agreement. Except as provided in this Agreement with respect to the Irrevocable Proxy, such Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Owned Shares of such Shareholder.

         SECTION 2.05. Absence of Litigation. There is no Action pending or, to the knowledge of such Shareholder or any of such Shareholder's affiliates, threatened against such Shareholder or any of such Shareholder's affiliates or any of their respective properties or any of their respective officers or directors (in their capacities as such), in the case of a corporate entity, before any Governmental Authority that, individually or in the aggregate, would reasonably be expected to prevent, alter, delay or impair such Shareholder's ability to consummate the transactions contemplated by this Agreement, or otherwise prevent such Shareholder from performing it, his or her obligations under this Agreement. There is no Governmental Order or any continuing order of, consent, decree, settlement agreement or other similar agreement with, or, to the knowledge of such Shareholder or any of such Shareholder's affiliates, continuing investigation by, any Governmental Authority against such Shareholder or any of such Shareholder's affiliates, or, to the knowledge of such Shareholder or any of such Shareholder's affiliates, any of their respective directors or officers (in their capacities as such), in the case of a corporate entity, or any of their respective partners (in the case of a partnership) or any of their respective trustees (in the case of a trust) that would prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a material adverse effect on such Shareholder's ability to consummate the transactions contemplated by this Agreement.


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         SECTION 2.06. Absence of Claims. Each Shareholder has no knowledge of any causes of action or other claims that could have been or in the future might be asserted by such Shareholder against the Company or any of its predecessors, successors, assigns, directors, employees, agents or representatives arising out of facts or circumstances occurring at any time on or prior to the date hereof and in any way relating to any duty or obligation of the Company or any Shareholder.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent hereby represents and warrants to each Shareholder as follows:

         SECTION 3.01. Corporate Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing or in good standing or to have such power or authority would not prevent or delay consummation of the transactions contemplated hereby, or otherwise prevent Parent from performing its obligations under this Agreement.

         SECTION 3.02. Authority Relative to This Agreement. Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Shareholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

         SECTION 3.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent, (ii) conflict with or violate any Law applicable to Parent or by which any property or asset of Parent is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the transactions


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contemplated hereby or otherwise prevent either Parent from performing its obligations under this Agreement.

         (b) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated hereby, or otherwise prevent Parent from performing their obligations under this Agreement.

                                   ARTICLE IV

                                    COVENANTS

         SECTION 4.01. Delivery of Certificates. On the Closing Date, each Shareholder agrees to deliver, and in the case of Owned Shares held in a 401(k) plan, use its, his or her reasonable best efforts to cause to be delivered, to Parent the original certificates representing such Shareholder's Owned Shares, together with a duly executed letter of transmittal in the form and substance contemplated by the Merger Agreement.

         SECTION 4.02. No Disposition or Encumbrance of Owned Shares. Each Shareholder hereby agrees that, except as contemplated by this Agreement and the Merger Agreement, such Shareholder shall not (a) sell, transfer, tender, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any trust or enter into a voting agreement or arrangement, or create or permit to exist any Encumbrances of any nature whatsoever with respect to, any of the Owned Shares or any interest therein (or agree or consent to, or offer to do, any of the foregoing), (b) take any action that would make any representation or warranty of such Shareholder herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder's obligations hereunder or delaying the performance of such Shareholder's obligations hereunder, or (c) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

         SECTION 4.03. No Solicitation of Transactions. (a) Each Shareholder shall not, and shall cause its shareholders, members, partners, affiliates, officers, directors, trustees, employees, agents, advisors or other representatives (including, without limitation, any financial advisor, attorney or accountant retained by it) (the "Shareholder Representatives") not to, directly or indirectly, between the date of this Agreement and the date of termination of the Merger Agreement, take any action to solicit, initiate or encourage or facilitate the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or other shareholders of the Company) that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or potential Acquisition Proposal, or any inquiry with respect thereto, or in connection with any Acquisition Proposal or potential Acquisition Proposal, disclose any


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nonpublic information relating to the Company or the Company Subsidiaries or afford access to the properties, books or records of the Company or the Company Subsidiaries to any person that has made, or to such person's knowledge, is considering making an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Shareholder Representatives, whether or not such person is so authorized and whether or not any such person is purporting to act on behalf of any of the Shareholders or otherwise shall be deemed to be a breach of this Agreement by the applicable Shareholder.

         (b) Upon receiving an Acquisition Proposal, each Shareholder shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) notify Parent, after receipt of any Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, or any request for nonpublic information relating to the Company or any Company Subsidiary or for access to the properties, books or records of the Company or Company any Company Subsidiary by any person that has made, or to such party's knowledge may be considering making, an Acquisition Proposal, and shall promptly provide copies of any proposals, indications of interest, draft agreements and correspondence relating to such Acquisition Proposal. Each Shareholder shall, and shall cause its respective Shareholder Representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any persons with respect to any Acquisition Proposal and shall request the return or destruction of all confidential information provided to any such person.

         (c) Each Shareholder agrees that it shall take the necessary steps promptly to inform its respective Shareholder Representatives of the obligations undertaken in this Section 4.03.

         SECTION 4.04. Confidentiality; Non-Solicitation of Employees. (a) Each Shareholder agrees to, and shall cause its, his or her Shareholder Representatives to: (i) treat and hold as confidential (and not disclose or provide access to any person to) all information relating to trade secrets, processes, patent and trademark applications, confidential Intellectual Property, services, product or service development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Company and each Company Subsidiary, (ii) in the event that such Shareholder or any such Shareholder Representative becomes legally compelled to disclose any such information, provide Parent with prompt written notice of such requirement so that Parent or any of its affiliates may seek a protective order or other remedy or waive compliance with this Section 4.04(a), (iii) in the event that such protective order or other remedy is not obtained, or Parent waives compliance with this Section 4.04(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at or as soon as practicable following the Closing) to Parent any and all copies (in whatever form or medium) of all such confidential information then in the possession of such Shareholder or any of its, his or her Shareholder Representatives destroy any and all additional copies then in the possession of such Shareholder or any of its, his or her Shareholder Representatives of such information and of


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any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such Shareholder, its, his or her Shareholder Representatives; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain, unless the combination itself and its principle of operation are in the public domain. Such Shareholder agrees and acknowledges that remedies at law for any breach of its obligations under this Section 4.04(a) are inadequate and that, in addition thereto, Parent shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

         (b) For a period of one year following the later to occur of (i) the Effective Time, or (ii) if applicable, termination of employment with the Company, any Company Subsidiary or the Surviving Corporation, each Shareholder shall not directly or indirectly, solicit, induce or encourage any employee of the Company or any of its affiliates to leave such employment and become an employee of any entity of which such Shareholder is an affiliate. The parties agree that a remedy at law for any breach of any obligation under this Section 4.04(b) will be inadequate and that, in addition to any other rights and remedies to which Parent or Merger Sub may be entitled hereunder, at law or in equity, Parent or Merger Sub shall be entitled to injunctive relief and reimbursement for all reasonable attorney's fees and other expenses incurred in connection with the enforcement hereof. In the event this Section 4.04(b) is held to be in any respect an unreasonable restriction upon any Shareholder by any court having competent jurisdiction, the court so holding may effect such change as may be necessary to render this Section 4.04(b) enforceable by such court. As so modified, this Section 4.04(b) will continue in full force and effect. Such decision by a court of competent jurisdiction shall not invalidate this Agreement, but this Agreement shall be interpreted, construed and enforced as not containing such invalidated provision.

         SECTION 4.05. Waiver of Certain Rights. (a) Richard A. Mahoney hereby waives any rights that he may have, and releases the Company from any obligation, with respect to any issuance of options to acquire shares of capital stock of the Company pursuant to the employment agreement dated October 31, 1995, between Mr. Mahoney and the Company.

         (b) Each Significant Shareholder entitled to receive non-cash dividends on Owned Shares from the Company hereby waives any rights that it, he or she may have to receive such non-cash dividends, and hereby agrees to receive cash dividend payments from the Company in lieu thereof.

         (c) Each Significant Shareholder who holds warrants issued by the Company shall not exercise such warrants until the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement, and shall agree to receive the consideration for cancellation and conversion of such warrants as set forth in Section 3.07 of the Merger Agreement.


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         SECTION 4.06. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof and, with respect to Parent, the Merger Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective this Agreement, and obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders as are necessary for the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE V

                                   TERMINATION

         SECTION 5.01. Termination. The Shareholders' obligations under this Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect (i) upon consummation of the Merger in accordance with the terms and conditions of the Merger Agreement (except for the provisions contained in Sections 4.04, 4.05, 4.06 and Article VI of this Agreement which shall survive the termination of this Agreement pursuant to this clause (i))) or (ii) from the 180th day following the termination of the Merger Agreement (other than the Shareholders' obligations under Article I of this Agreement which shall terminate immediately following the termination of the Merger Agreement). Any termination of this Agreement pursuant to this Section 5.01 shall not relieve any party of liability for any breach of this Agreement.

                                   ARTICLE VI

                                  MISCELLANEOUS

         SECTION 6.01. Amendment. This Agreement may not be amended except (a) by an instrument in writing signed by each of the parties hereto, or (b) by a waiver in accordance with Section 6.02.

         SECTION 6.02. Waiver. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

         SECTION 6.03. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including, without limitation, all fees and disbursements of


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counsel, accountants, financial advisors, experts and consultants to a party hereto and its affiliates) incurred by a party hereto or on his, her or its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and all other matters related to the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any transaction contemplated by this Agreement is consummated.

         SECTION 6.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.04):

         (a) if to the Shareholders:

             c/o Cahill, Warnock Strategic Partners Fund, LP and Strategic Associates, LP
             HLM Management Company
             222 Berkley Street, 21st Floor
             Boston, MA 02116
             Telecopy: (617) 266-2647
             Attention: Edward L. Cahill

             with a copy to:

             Camden Parnters, Inc.
             One South Street, Suite 2150
             Baltimore, MD 21202
             Telecopy: (410) 895-3805
             Attention: Donald W. Hughes

             and

             Wilmer, Cutler & Pickering
             2445 M Street, N.W.
             Washington, D.C. 20037
             Telecopy: (202) 663-6363 and (410) 986-2828
             Attention: John B. Watkins

             c/o The Keys Irrevocable Trust and
             The Keys Plus Irrevocable Trust
             8598 Twilight Tear Lane
             Cincinnati, Ohio 45249
             Telecopy: (513) 697-3221
             Attention: Richard A. Mahoney


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             with a copy to:

             Dinsmore & Shohl LLP
             1900 Chemed Center
             255 East Fifth Street
             Cincinnati, Ohio 45202
             Telecopy: (513) 977-8141
             Attention:  Charles F. Hertlein, Jr., Esq.

             c/o Richard A. Mahoney
             8598 Twilight Tear Lane
             Cincinnati, Ohio 45249
             Telecopy:  (513) 697-3221

             with a copy to:

             Dinsmore & Shohl LLP
             1900 Chemed Center
             255 East Fifth Street
             Cincinnati, Ohio 45202
             Telecopy: (513) 977-8141
             Attention: Charles F. Hertlein, Jr., Esq.


             c/o Philip S. Present II
             10719 Weatherstone Court
             Loveland, Ohio 45140
             Cincinnati, Ohio 45140
             Telecopy: (513) 697-3221

             with a copy to:

             Dinsmore & Shohl LLP
             1900 Chemed Center
             255 East Fifth Street
             Cincinnati, Ohio 45202
             Telecopy: (513) 977-8141
             Attention: Charles F. Hertlein, Jr., Esq.


         (b) if to Parent:

             Quest Diagnostics Corporation
             One Malcolm Avenue
             Teterboro, NJ 07608
             Telecopy:  (201) 393-5289


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             Attention: General Counsel

             with a copy to:

             Shearman & Sterling
             599 Lexington Avenue
             New York, NY  10022
             Telecopy:  (212) 848-7179
             Attention:  Clare O'Brien, Esq.

         SECTION 6.05. Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement.

         SECTION 6.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

         SECTION 6.07. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement or any of their rights, interests and obligations hereunder to any affiliate of Parent without the consent of the Shareholders. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         SECTION 6.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 6.09. Governing Law; Jurisdiction. (a) Except to the extent that the Irrevocable Proxy may be mandatorily required to be governed by the laws of the State of Ohio, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

         (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in The City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court sitting in The City of New York. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         SECTION 6.10. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement.

         SECTION 6.11. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 6.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 6.13. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                         CAHILL, WARNOCK STRATEGIC
                                         PARTNERS FUND, LP


                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                         STRATEGIC ASSOCIATES, LP


                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                         THE KEYS IRREVOCABLE TRUST


                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                         THE KEYS PLUS IRREVOCABLE TRUST


                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                         ---------------------------------------
                                         RICHARD A. MAHONEY


                                         ---------------------------------------
                                         PHILLIP S. PRESENT II

                                         QUEST DIAGNOSTICS CORPORATION


                                         By:
                                             -----------------------------------
                                             Name:
                                             Title: